SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549





                            FORM 8-K


                          CURRENT REPORT


                         NOVEMBER 24, 1998
        Date of Report (Date of Earliest Event Reported)




                            2-96366-A
                     (Commission File Number)


             TREASURE & EXHIBITS INTERNATIONAL, INC.


       Florida                                       59-2483405
(State or other Juris-                            (IRS Employer Iden-
diction of Incorporation)                          tification Number)


                   2300 Glades Road, Suite 450-West
                      Boca Raton, Florida 33431
               (Address of Principal Executive Offices)


                            (561) 750-7200
                    (Registrant's Telephone Number)

ITEM 2.  ACQUISITION OF DISPOSITION OF ASSETS

     Following its recent abandonment of the long proposed acquisition of Michael's International Treasure Jewelry, Inc., due to the ultimate determination that that company's operations were not readily auditable, the Registrant entered into a lease purchase option for a casino cruise ship named "The Royal Princess". The lease is effective beginning December 1, 1998 at a monthly rental of $80,000. The Registrant plans to operate the 150 foot vessel off the coast of South Florida on an on-going basis. The cruise ship can accommodate approximately 275 passengers and is operated by a crew of 25. It contains a complete casino including black jack tables, slot machines, crap tables and roulette and a full-service restaurant and bar. The Registrant plans to operate the vessel as a floating gambling casino and restaurant selling, at the outset, from Miami twice a day, seven days a week. The Registrant plans to re-name the ship to be known as "Eldorado Casino" and is planning its inaugural cruise prior to year-end 1998.

     The Company funded its entry into the lease purchase option for the cruise ship with additional borrowing from its affiliate, First Capital Services, Inc. First Capital is under common control with the Registrant in that Mr. Larry Schwartz is the Chief Executive Officer and a Director of both companies. The Company incurred additional debt in the amount of $261,000 in the transaction, further extending its existing debt to First Capital, the bulk of which was incurred in the Company's acquisition of the Seahawk Treasure artifacts on March 19, 1998. Proceeds of the new debt were required to pay the first and last month's rental security deposit and pre-paid insurance.

     While there can be no assurance that the Company's operation of the casino cruise ship as currently planned will be successful, the Registrant anticipates gross revenues from its operation of the leased casino cruise ship at or about $15 Million, annually. If that level of revenues is in fact achieved, the Company anticipates that it will be able to operate its leased casino cruise ship profitably. The venture however comprises the Company's entry into a totally new area of operations in which it has no previous experience. There can be no assurances that the Registrant will not encounter one or more insurmountable obstacles to successful implementation of its current plan. In the event that the Company encounters unanticipated costs, regulatory difficulties, labor strife or other unanticipated developments, its operation of the casino cruise ship will be adversely affected and its prospects for profitable operations may be precluded.

                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      TREASURE & EXHIBITS INTERNATIONAL , INC.


Dated: December 29, 1998


                                      BY:/s/Larry Schwartz
                                         Larry Schwartz, President